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                                  EXHIBIT 99.1




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                                                                    NEWS RELEASE
[PGA Letterhead]

FOR IMMEDIATE RELEASE                         Contact:  Ken R. Bramlett, Jr.
                                                        Senior Vice President
                                                        (704) 442-5100


                        PERSONNEL GROUP OF AMERICA, INC.
                               ANNOUNCES PLANS TO
                      OFFER CONVERTIBLE SUBORDINATED NOTES
                      IN LIEU OF SENIOR SUBORDINATED NOTES

CHARLOTTE, NC (June 5, 1997) - Personnel Group of America, Inc. (NYSE:PGA) today announced that in response to recent changes in market conditions it intends to raise $100 million (not including an overallotment option for up to an additional $15 million) in a private placement of convertible subordinated notes in lieu of a previously announced private placement of senior subordinated notes. The convertible subordinated notes will be convertible into common stock of the Company. The Company said that it will use the net proceeds to repay existing indebtedness, including indebtedness outstanding under its bank credit facilities. Amounts used to repay certain of such indebtedness may be reborrowed to fund acquisitions and for other corporate purposes. No other terms were disclosed. The convertible subordinated notes to be offered in the private placement will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or available exemptions from registration requirements.

     Personnel Group of America, Inc. provides a full spectrum of information technology staffing and consulting services, commercial staffing services and health care staffing services. PGA operates through 197 offices in 37 states and the District of Columbia. Its Information Technology Division is comprised of nine companies; its Commercial Staffing Division is comprised of 13 companies; and its Health Care Services Division operates exclusively under the Nursefinders brand.

     Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or condition of the Company are fluctuations in the economy, the degree and nature of competition, demand for the Company's services, changes in laws and regulations affecting the Company's business, the Company's ability to complete acquisitions and integrate the operations of acquired businesses, to recruit and place temporary professionals, to expand into new markets, and to maintain profit margins in the face of pricing pressures and numerous other factors discussed in PGA's filings with the Securities and Exchange Commission.


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